Page 7

                         EXHIBIT 11

              AULT INCORPORATED AND SUBSIDIARY
       COMPUTATION OF CONSOLIDATED EARNINGS PER SHARE
      (In Thousands of Dollars, Except Per Share Data)

                                              (Unaudited)
                                              Nine Months
                                            Ended        Ended
                                         February 28,   March 1,
                                              1999        1998

Basic Earnings Per Share Computation:

Net Income to Common Stockholders          $1,544          $879

Common Shares Outstanding:
Beginning of Year                        4,161,758     4,075,733
Common Shares, Daily Weighted, From:
Exercise of Employee Stock Options
First Quarter                                            52,519
Second Quarter                               3,904
Third Quarter                                3,070
Conversion of Notes, Third Quarter          10,667

Total Weighted Common Shares             4,179,399    4,128,252

Net Income Per Share                         $0.37        $0.21


Diluted Earnings Per Share
Computation:
Net Income to Common Stockholders           $1,544         $879

Total Weighted Common Shares             4,179,399    4,128,252

Dilutive Potential Common Shares,
Daily Weighted, from Assumed
Conversion of
Outstanding Dilutive:
Convertible Notes                           15,367
Employee Stock Options                     487,307      257,564
Employee Stock Purchase Plan                             11,605
                                           502,674      269,169
Less Common Shares Purchasable
from Proceeds:
Convertible Notes                           14,161
Employee Stock Options                     320,087      109,638
Employee Stock Purchase
Plan, Phase 2                                            10,407
                                           334,248      120,045

Adjusted Weighted Average Shares *       4,347,825    4,277,376

Net Income Per Share                         $0.36        $0.21

*For the third quarter of fiscal 1999 and fiscal 1998, options totaling 143,871, and 329,000 respectively, were excluded from dilutive EPS calculations because of their higher exercise prices compared to the market values.
Underwriters' common stock warrants totaling 112,000 shares were also excluded from the dilutive EPS calculations in these periods for similar reasons.

                                                          Page 8
              AULT INCORPORATED AND SUBSIDIARY
       COMPUTATION OF CONSOLIDATED EARNINGS PER SHARE
      (In Thousands of Dollars, Except Per Share Data)

                                             (Unaudited)
                                          Three Months Ended
                                      February 28,     March 1,
                                         1999,           1998


Basic Earnings Per Share Computation:

Net Income to Common Stockholders           $606           $283

Common Shares:
Outstanding, Beginning of Year         4,161,758      4,075,733
Exercise of Employee Stock Options:
First Quarter                                            75,200
Second Quarter                            10,500

Common Shares, Daily Weighted,
Third Quarter From:
Exercise of Employee Stock Options         4,691
Conversion of Notes                       32,001

Total Weighted Common Shares           4,208,950      4,150,933

Net Income Per Share                       $0.14          $0.07

Diluted Earnings Per Share Computation:

Net Income to Common Stockholders           $606           $283

Total Weighted Common Shares           4,208,950      4,150,933

Dilutive Potential Common Shares,
Daily Weighted, from:
Assumed Conversion of
Outstanding Dilutive:
Employee Stock Options                   660,459        180,550
Employee Stock Purchase Plan              11,766         11,605
Convertible Note                          46,052
                                         718,277        192,155
Less Common Shares Purchasable
from Proceeds:
Employee Stock Options                   418,342         68,309
Employee Stock Purchase Plan               8,722          9,650
Convertible Note                          42,437
                                         469,501         77,959

Adjusted Weighted Average Shares       4,457,726      4,265,129

    Net Income Per Share                   $0.14          $0.07